Exhibit 10.4

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of August 9, 2021, by and between Environmental Impact Acquisition Corp., a Delaware corporation (“ENVI”), and , a (the “Supporting Company Shareholder”). Each of ENVI and the Supporting Company Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, on August 9, 2021, ENVI, Honey Bee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ENVI (“Merger Sub”), and GreenLight Biosciences, Inc., a Delaware corporation (the “Company”), entered into that certain Business Combination Agreement (as amended or modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned Subsidiary of ENVI, and each Company Share (including the Subject Company Shares (as defined below)) will be converted into the right to receive ENVI Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, the Supporting Company Shareholder is the record and beneficial owner of the number and class or series (as applicable) of issued and outstanding Company Shares set forth on Schedule A hereto (the “Owned Shares”, and together with any other Company Shares that the Supporting Company Shareholder acquires record and beneficial ownership after the date hereof, collectively, the “Subject Company Shares”);

WHEREAS, the Business Combination Agreement contemplates that, concurrently with the entry into the Business Combination Agreement by the parties thereto, each Supporting Company Shareholder set forth on Annex B attached thereto will enter into this Agreement, pursuant to which, among other things, the Supporting Company Shareholder will agree to (a) support and vote in favor of the Business Combination Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated thereby (including the Merger); (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of immediately prior to the Effective Time; (c) subject to certain exceptions or as otherwise set forth herein, not, directly or indirectly, sell, assign, transfer (including by operation of law), create any Lien or pledge, dispose of or otherwise encumber any securities or other equity interests of the Company or otherwise agree to do any of the foregoing, and (d) not solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal; and

WHEREAS, in consideration for the benefits to be received by the Supporting Company Shareholder under the terms of the Business Combination Agreement and as a material inducement to ENVI and the other ENVI Parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Supporting Company Shareholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Company Shareholder Consent and Related Matters.

(a) As promptly as reasonably practicable (and in any event within five (5) Business Days) following the date on which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Supporting Company Shareholder, in its, his or her capacity as a shareholder of the Company, shall duly execute and deliver to the Company and ENVI the Company Shareholder Written Consent under which it, he, or she shall irrevocably and unconditionally consent with respect to the Subject Company Shares held as of the record date for such Company Shareholder Written Consent to the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger). Without limiting the generality of the foregoing, prior to the Closing the Supporting Company Shareholder shall vote (or cause to be voted) the Subject Company Shares in favor of and/or consent to any such other matters, actions or proposals necessary or reasonably requested by the Company or ENVI for consummation of the Merger or the other transactions contemplated by the Business Combination Agreement; provided, that nothing in this Agreement shall preclude the Supporting Company Shareholder from exercising full power and authority to vote (or to abstain from voting) the Subject Company Shares in the Supporting Company Shareholder’s sole discretion for or against, and the proxy granted pursuant to this Agreement shall not cover, any proposal submitted to a vote of the shareholders of the Company (1) that decreases the amount or changes the form of the consideration payable to the Supporting Company Shareholder or (2) that imposes any material restrictions or additional conditions on the consummation of the Merger or the payment of the ENVI Shares to the Supporting Company Shareholder, in the case of either clause (1) or (2), that is not contemplated by the Business Combination Agreement or the Ancillary Documents (clauses (1) and (2), collectively, the “Excluded Voting Matters”). Without limiting the generality of the foregoing, prior to the Closing, the Supporting Company Shareholder shall vote (or cause to be voted) the Subject Company Shares against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Supporting Company Shareholder’s covenants, agreements or obligations under this Agreement, (y) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (z) any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination Agreement not being satisfied.

(b) Without limiting any other rights or remedies of ENVI, the Supporting Company Shareholder hereby irrevocably appoints ENVI or any officer of ENVI designated by ENVI as the Supporting Company Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of the Supporting Company Shareholder, (i) to attend on behalf of the Supporting Company Shareholder any meeting of the Company Shareholders with respect to the matters described in Section 1(a), (ii) to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Shareholders and (iii) to vote

(or cause to be voted), or deliver a written consent (or withhold consent) with respect to, the Subject Company Shares on the matters specified in, and in accordance and consistent with (and for the avoidance of doubt excluding the Excluded Voting Matters), Section 1(a) in connection with any meeting of the Company Shareholders or any action by written consent by the Company Shareholders (including the Company Shareholder Written Consent), in each case, in the event that the Supporting Company Shareholder fails to perform, to be counted as present thereat or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c) The proxy granted by the Supporting Company Shareholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for ENVI entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Supporting Company Shareholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Supporting Company Shareholder and shall revoke any and all prior proxies granted by the Supporting Company Shareholder with respect to the Subject Company Shares, other than that certain proxy in Section 5.2 of the Fifth Amended and Restated Voting Agreement, dated as of June 15, 2020, by and among the Company and certain shareholders party thereto (the “Voting Agreement”) that is applicable to a “Sale of the Company” (as defined therein) but not, for the avoidance of doubt, applicable to the transactions contemplated by the Business Combination Agreement or the Ancillary Documents. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Supporting Company Shareholder of the Subject Company Shares (or any other Person with the power to vote or provide consent with respect to the Subject Company Shares) with respect to the matters described in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a).

2. Other Covenants and Agreements.

(a) Confidentiality. The Supporting Company Shareholder hereby acknowledges and agrees that the information being provided in connection with this Agreement, the Business Combination Agreement and the consummation of the transactions contemplated hereby and thereby is subject to the terms of that certain Mutual Confidentiality Agreement, dated February 12, 2021, by and between the Company and ENVI, a form of which is attached hereto as Exhibit A (the “Confidentiality Agreement”) and the terms of which are incorporated herein by reference, that such information constitutes confidential information of each of the Company and ENVI, that the Supporting Company Shareholder shall be bound by the Confidentiality Agreement to the same extent as if it were a party thereto as a recipient of confidential information thereunder, and that the Supporting Company Shareholder shall not disclose any such confidential information except as otherwise permitted by the Confidentiality Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 2(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement, the Business Combination Agreement, or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement, the Business Combination Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) Public Announcements. The Supporting Company Shareholder agrees that neither the Supporting Company Shareholder nor any of the Supporting Company Shareholder’s Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Business Combination Agreement or the transactions contemplated hereby and thereby without the prior written consent of the Company and ENVI; provided, however, that the Supporting Company Shareholder and the Supporting Company Shareholder’s Representatives may make any such announcement or other communication (i) if such press release, announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the Supporting Company Shareholder shall, to the extent permitted by such applicable Law, use commercially reasonable efforts to consult with the Company and ENVI and give each of the Company and ENVI the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, or (B) after the Closing, the Supporting Company Shareholder and/or the Supporting Company Shareholder’s Representatives, as applicable, shall, to the extent permitted by such applicable Law, use commercially reasonable efforts to consult with ENVI and give ENVI the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent such press release, announcement or other communication contains only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 2(b) and (iii) to Governmental Entities in connection with any Consents required to be obtained or made under this Agreement, the Business Combination Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

(c) Exclusive Dealing. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Supporting Company Shareholder shall not, and shall cause the Supporting Company Shareholder’s Representatives and controlled Affiliates not to, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding (whether or not binding) regarding a Company Acquisition Proposal; (iv) make any filings or submissions with the SEC in connection with any offering of any Equity Securities, or other securities, of any Group Company other than any such filings or submissions required or otherwise expressly contemplated by the Business Combination Agreement; or (v) otherwise cooperate in any way with, or assist or participate in any negotiations or discussions with, any Person in connection any Company Acquisition Proposal or a transaction of the type in clause (iv) (other than to inform such Person of the existence of the Supporting Company Shareholder’s obligations under this Section 2(c)).

(d) Trust Account Waiver. The Supporting Company Shareholder acknowledges and agrees and understands that ENVI has established the Trust Account containing the proceeds of its IPO (including the proceeds of the exercise by the underwriters of their over-allotment option) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Public Shareholders of ENVI, and that ENVI may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of ENVI entering into the Business Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Supporting Company Shareholder hereby agrees on behalf of the Supporting Company Shareholder and the Supporting Company Shareholder’s Representatives that, notwithstanding anything to the contrary in this Agreement or the Business Combination Agreement, neither the Supporting Company Shareholder nor any of the Supporting Company Shareholder’s Representatives (acting through the Supporting Company Shareholder) does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Business Combination Agreement or any proposed or actual business relationship between ENVI or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”). The Supporting Company Shareholder, on behalf of the Supporting Company Shareholder and the Supporting Company Shareholder’s Representatives (acting through the Supporting Company Shareholder), hereby irrevocably waives any Trust Account Released Claims that the Supporting Company Shareholder or any of the Supporting Company Shareholder’s Representatives (acting through the Supporting Company Shareholder) may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with ENVI or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with ENVI or its affiliates), other than any proceeds that may be released from the Trust Account upon the consummation of the Merger.

(e) Acknowledgement of Reliance. The Supporting Company Shareholder acknowledges and agrees that ENVI and the other ENVI Parties are entering into the Business Combination Agreement in reliance upon the Supporting Company Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and, without the Supporting Company Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, ENVI and the other ENVI Parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents.

(f) Waiver of Rights of Appraisal or Rights to Dissent. The Supporting Company Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger or any other transaction contemplated by the Business Combination Agreement that the Supporting Company Shareholder may have by virtue of ownership of the Subject Company Shares.

(g) Further Assurances. From time to time, at ENVI’s request and without further consideration, the Supporting Company Shareholder shall execute and deliver such additional documents and take all further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Supporting Company Shareholder further agrees not to commence or participate (in a manner adverse to ENVI or the Company) in, and to take all actions necessary to opt out of any class in any class action with respect to, any Proceeding, derivate or otherwise, against ENVI, the

Company or any of their respective Affiliates, challenging the transactions contemplated by the Business Combination Agreement or disputing the allocation of the consideration payable as part of the Merger pursuant to the terms of the Business Combination Agreement (including any Proceeding (i) challenging the validity of, or seeking to enjoin the operation of, any provision of the Business Combination Agreement or (ii) alleging breach of any fiduciary duty of the Company Board in connection with this Agreement, the Business Combination Agreement, any other Ancillary Agreement or any of the transactions contemplated hereby or thereby), except for any Proceeding to collect Merger consideration owed to the Supporting Company Shareholder pursuant to the terms of the Business Combination Agreement, or to enforce the Supporting Company Shareholder’s right under the Investor Rights Agreement following the Closing.

(h) Authorization to Publish. The Supporting Company Shareholder hereby authorizes ENVI and the Company to publish and disclose in any announcement, filing or disclosure required to be made by any Order or other applicable Law or the rules of any national securities exchange or as requested by the SEC the Supporting Company Shareholder’s identity and ownership of Equity Securities of the Company or ENVI and the nature of the Supporting Company Shareholder’s obligations under this Agreement.

(i) Termination of Investor Agreements. The Supporting Company Shareholder hereby agrees that, effective immediately prior to, and contingent upon, the Effective Time, each of (i) the Fifth Amended and Restated Investors’ Rights Agreement, dated as of June 15, 2020, by and among the Company and the Investor parties thereto, as amended, (ii) the Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 15, 2020, by and among the Company and the Investor and Key Holder parties thereto, as amended, (iii) the Fifth Amended and Restated Voting Agreement, dated as of June 15, 2020, by and among the Company and the Investor and Key Holder parties thereto, as amended, and (iv) any management rights letter, investor side letter or other investor agreement providing for board observer rights, information rights, inspection rights or other rights of investors, in each case between or among the Company and the Supporting Company Shareholder (and/or other persons), and all rights and obligations contained therein, will be terminated in all respects, the survival of any provision therein will be waived in all respects, and such agreements will cease to have any force or effect upon termination. In accordance with Section 2(g), upon request, the Supporting Company Shareholder shall promptly execute and deliver to the Company a separate termination agreement evidencing the forgoing in such form as the Company shall reasonably request.

3. Supporting Company Shareholder Representations and Warranties. The Supporting Company Shareholder represents and warrants to ENVI as follows:

(a) If the Supporting Company Shareholder is an entity, the Supporting Company Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Supporting Company Shareholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Supporting Company Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Company Shareholder and constitutes a valid, legal and binding agreement of the Supporting Company Shareholder (assuming that this Agreement is duly authorized, executed and delivered by ENVI), enforceable against the Supporting Company Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Supporting Company Shareholder with respect to the Supporting Company Shareholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Supporting Company Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Supporting Company Shareholder, the performance by the Supporting Company Shareholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Supporting Company Shareholder is an entity, result in any breach of any provision of the Supporting Company Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Supporting Company Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Supporting Company Shareholder or any of his, her or its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Supporting Company Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e) The Supporting Company Shareholder is the record and beneficial owner of the Owned Shares and has valid, good and marketable title to the Owned Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Shareholders Agreement or Governing Documents). Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company that the Supporting Company Shareholder acquires record or beneficial ownership after the date hereof, the Supporting Company Shareholder does not own, beneficially or of record, any Equity Securities of any Group Company or have the right to acquire any Equity Securities of any Group Company. Except as contemplated in Section

5.2 of the Voting Agreement with respect to a “Sale of the Company” (as defined therein), which does not, for the avoidance of doubt, apply to the transactions contemplated by the Business Combination Agreement or the Ancillary Documents, the Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Owned Shares and, except for this Agreement, the Business Combination Agreement and the Company Shareholders Agreement, the Supporting Company Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Supporting Company Shareholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares that would adversely affect the ability of the Supporting Company Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(f) There is no Proceeding pending or, to the Supporting Company Shareholder’s knowledge, threatened in writing against or involving the Supporting Company Shareholder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Supporting Company Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Supporting Company Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the ENVI Parties and the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents to which he, she or it is or will be a party and (ii) he, she or it has been furnished with or given access to such documents and information about the ENVI Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Supporting Company Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of any ENVI Party (including, for the avoidance of doubt, none of the representations or warranties of any ENVI Party set forth in the Business Combination Agreement or any other Ancillary Document) or any other Person, either express or implied, and the Supporting Company Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of the ENVI Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

4. Transfer of Subject Company Shares; Change in Capital Stock.

(a) Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of ENVI (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Supporting Company Shareholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more other developments or events (including the satisfaction or waiver of any conditions precedent)) require the Supporting Company Shareholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (a) or (b); provided, however, that the foregoing shall not apply to any Transfer (A) to a person or entity who is a party to a transaction support agreement with ENVI that is substantially similar to this Agreement, (B) in the case of an individual, by will or intestate succession upon the death of the individual (it being understood and agreed that the appointment of one or more executors, administrators or personal representatives of the estate of an individual shall not be deemed a Transfer hereunder to the extent that such executors, administrators and/or personal representatives comply with the terms of this Agreement on behalf of such estate); (C) in the case of an individual, pursuant to a qualified domestic relations order, court order or in connection with a divorce settlement, (D) in the case of an individual, to a trust, family limited partnership or other entity Controlled by such individual and formed primarily for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such individual or any other person with whom the individual has a relationship by blood, marriage or adoption not more remote than first cousin; (E) to an Affiliate Controlled by the Supporting Company Shareholder; or (F) to a nominee or custodian of a permitted transferee under clauses (A) through (E) above; provided, that the Supporting Company Shareholder shall, and shall cause any transferee of any Transfer of the type set forth in clauses (A) through (F) to, enter into a written agreement in form and substance reasonably satisfactory to ENVI, agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the Supporting Company Shareholder hereunder and the making of all the representations and warranties of the Supporting Company Shareholder set forth in Section 3 with respect to such transferee and his, her or its Subject Company Shares received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

(b) In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of a split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the term “Owned Shares” and “Subject Company Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

5. Termination. This Agreement (including the proxy granted pursuant to Section 1) shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earliest of (a) the Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms and (c) the mutual written agreement of the Parties. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 2(a) (Confidentiality) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement, (iii) Section 2(b) (Public Announcements) and Section 16 shall each survive the termination of this Agreement pursuant to Section 5(a), (iv) Section 2(d) (Trust Account Waiver) shall survive the termination of this Agreement pursuant to Section 5(b) and (A) this Section 5, Sections 6 and 7, Section 11, Section 14 and Section 15 and (B) Sections 8 through 10, Sections 12 and 13 and Sections 17 through 22 (to the extent related to any of the provisions that survive the termination of this Agreement) shall survive any termination of this Agreement. For purposes of this Agreement, (x) “Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Supporting Company Shareholder makes no agreement or understanding herein in any capacity other than in the Supporting Company Shareholder’s capacity as a record holder and beneficial owner of the Subject Company Shares, and not in the Supporting Company Shareholder’s capacity as a director, officer or employee of any Group Company or in the Supporting Company Shareholder’s capacity as a trustee or fiduciary of any Company Equity Plan, as applicable, and (b) nothing herein will be construed to limit or affect any action or inaction by the Supporting Company Shareholder or any representative of the Supporting Company Shareholder serving as a member of the board of directors of any Group Company or as an officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company.

7. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company or any Company Affiliated Party (other than the Supporting Company Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any ENVI Affiliated

Party, and (b) none of the Company, any Company Affiliated Party (other than the Supporting Company Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any ENVI Affiliated Party shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby, except, in each case, as provided herein.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) or by reputable overnight courier (fees prepaid) (upon the next Business Day) to the other Parties as follows:

If to ENVI (prior to the Effective Time), to:

Environmental Impact Acquisition Corp.
535 Madison Avenue
New York, NY 10022
Attention:	Legal Department
Email:	lteipner@cgf.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Steven B. Stokdyk and Brian Duff

steven.stokdyk@lw.com; brian.duff@lw.com

If to the Supporting Company Shareholder, to the address and email set forth on the signature pages hereto.

with a copy (which shall not constitute notice) to:

GreenLight Biosciences, Inc.
200 Boston Avenue, Suite 3100
Medford, MA 02155
Attention:	General Counsel
Email:	notices@greenlightbio.com

with a copy (which shall not constitute notice) to:

Foley Hoag LLP

155 Seaport Blvd.

Boston, MA 02210

Attention:	Dave Broadwin; John D. Hancock
Email:	dab@foleyhoag.com; jdh@foleyhoag.com

and a copy (which shall not constitute notice) to:

Foley Hoag LLP
1301 Avenue of the Americas, 25th Floor
New York, NY 10019
Attention:	Adrienne Ellman
Email:	aellman@foleyhoag.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitute the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements and undertakings, both written and oral, between the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Supporting Company Shareholder and ENVI. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without ENVI’s prior written consent (in the case of the Supporting Company Shareholder) and the Supporting Company Shareholder’s written consent (in the case of ENVI) (in each case, to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 10 shall be void.

11. Fees and Expenses. Without limiting ENVI’s rights under the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that either Party does not perform his, her or its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that he, she or it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

13. Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

14. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in ENVI any direct or indirect ownership or incidents of ownership of or with respect to the Subject Company Shares. All rights, ownership and economic benefits of and relating to the Subject Company Shares shall remain vested in and belong to the Supporting Company Shareholder, and ENVI shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Supporting Company Shareholder in the voting of any of the Subject Company Shares, except as otherwise expressly provided herein with respect to the Subject Company Shares. Except as otherwise expressly provided in Section 1, the Supporting Company Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to, or giving (or withholding) the Supporting Company Shareholder’s written consent to any other matters presented to the shareholders of the Company. Without limiting the foregoing, nothing in this Agreement shall obligate or require the Supporting Company Shareholder to exercise an option or warrant to purchase any Company Shares.

15. Acknowledgements. The Parties each acknowledge that (x) Latham & Watkins LLP, counsel for ENVI, is representing ENVI in connection with this Agreement, the Business Combination Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby and (y) Foley Hoag LLP, counsel for the Company, is representing the Company in connection with this Agreement, the Business Combination Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby. The Supporting Company Shareholder acknowledges that (x) neither of the foregoing firms is representing the Supporting Company Shareholder in connection with this Agreement, the Merger, the Business Combination Agreement, the Ancillary Documents or the transactions contemplated hereby, thereby or otherwise and (y) he, she or it has had the opportunity to consult with his, her or its own counsel.

16. Non-Survival. The representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time) in this Agreement shall terminate at the Effective Time. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

18. Construction; Interpretation. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) the references to the pronoun “they” or “them” when referring to a natural person shall also include the feminine and other genders; (c) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (d) references to “$” or “dollar” or “US$” shall be references to United States dollars; (e) the word “or” is disjunctive but not necessarily exclusive; (f) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (g) the word “day” means calendar day unless Business Day is expressly specified; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (j) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (k) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

19. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

20. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, DocuSign (or similar platform) or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

21. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS

AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OF THIS AGREEMENT OR A COPY THEREOF WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

22. Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding, claim, demand, action or cause of action against such Party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 22 for any reason, (B) any claim that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) any claim that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or overnight courier to such Party’s address set forth in Section 8 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ENVIRONMENTAL IMPACT ACQUISITION CORP.

By:
Name:	Daniel Coyne
Title:	Chief Executive Officer and Director

Name of Stockholder

By:
Name:
Title:
Email:

SCHEDULE A

Owned Shares
Class/Series Securities	Number of Shares

Company Series A Preferred Shares

Company Series B Preferred Shares

Company Series C Preferred Shares

Company Series D Preferred Shares

Company Common Shares

Other Equity Securities of the Company

Company Options

Company Warrants

Convertible Notes

17